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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of TCA Cable TV, Inc. on Form S-8 (File Nos. 2-82934, 2-88892, 33-21901,
33-49172, 33-33898, 33-55895 and 33-61041) and Form S-3 (File Nos. 33-61616,
33-44289 and 33-40273) of our report dated January 23, 1996 on our audits of the consolidated financial statements of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1995 and 1994, and for the years ended October 31, 1995, 1994, and 1993, which report is included in this Annual Report on Form 10-K, and which report includes an explanatory paragraph describing the change in method of accounting for income taxes in 1994.

COOPERS & LYBRAND L. L. P.

Dallas, Texas
January 25, 1996